Exhibit 99.1

THOR Industries Revenues Up 105.7%, Gross Profit Margin Improved By 240 Basis Points And Earnings Per Share Up 665.1% For The Third Quarter Of Fiscal 2021

THOR Industries sees continued strong production levels well into calendar 2022. Demand for THOR Industries products remains robust at the retail level, and dealer inventory levels remain historically low.

- Record net sales for the third quarter were $3.46 billion, an increase of 105.7% as compared to the third quarter of the prior year. Third-quarter results include $2.50 billion in North American RV net sales and $894.2 million in European RV net sales.

- Consolidated gross profit margin for the third quarter was 14.6%, a 240 basis point improvement over the comparable prior-year period.

- Record earnings per share for the third quarter were $3.29 per diluted share, an increase of 665.1% as compared to $0.43 per diluted share in the same period of the prior year.

- Consolidated RV backlog as of April 30, 2021 was $14.32 billion, an increase of nearly 550% over RV backlog as of April 30, 2020.

- Senior Secured Term Loan B facility was repriced, and the Company expects to reduce cash interest expense by approximately $13 million on an annualized basis.

ELKHART, Ind., June 8, 2021 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced record results for the third fiscal quarter ended April 30, 2021.

"We posted record results in our third fiscal quarter, achieving both the highest quarterly net sales and net income figures in the history of THOR Industries. These results show that growth continued unabated after the initial temporary shutdown of our dealers and THOR Industries' production lines in late March through the end of April of last year due to the pandemic. We have increased our production levels, often with modest capital expenditures, and intend to continue to increase production levels to address the ongoing, robust consumer and dealer demand for THOR Industries RV products, while also managing through continuing supply chain challenges," said Bob Martin, President and CEO of THOR Industries.

"Demand for our products continues to grow at both the retail and wholesale levels. While our pace of production and shipments has accelerated, demand is so high that independent dealer inventories of THOR Industries products continue to decline while dealer sales are increasing. This increasing consumer demand has driven our order backlog to more than $14 billion at the end of the quarter and includes units that will be needed to restock depleted dealer inventories. Since a significant number of units in our backlog have already been retail sold, we currently believe the restocking cycle will extend well into calendar 2022," said Martin.

Third-Quarter Financial Results

Increases in year-over-year financial results for the Company's third quarter of fiscal 2021 are primarily attributable to strong demand in the current-year period and the negative impact of the COVID-19 pandemic in the prior year, which began in the middle of the prior-year third quarter and resulted in 6 to 8 weeks of production shutdowns at most of our facilities.

Net sales were $3.46 billion in the third quarter of fiscal 2021, compared to $1.68 billion in the third quarter of fiscal 2020. This year's third quarter net sales include $1.73 billion for the North American Towable RV segment, $775.4 million for the North American Motorized RV segment and $894.2 million for the European RV segment.

Consolidated gross profit margin increased 240 basis points to 14.6% for the third quarter of fiscal 2021, compared to 12.2% in the corresponding period a year ago. The increase in the consolidated gross profit percentage was primarily due to the impact of the increase in net sales in the current-year period compared to the prior-year period and realization of strategic initiatives designed to improve our margins.

Net income attributable to THOR Industries and diluted earnings per share for the third quarter of fiscal 2021 were $183.3 million and $3.29, respectively, compared to net income attributable to THOR Industries and diluted earnings per share of $24.1 million and $0.43, respectively, in the prior-year period, and exceeds the former record for diluted earnings per share of $2.53 in the third quarter of fiscal 2018.

Segment Results

North American Towable RVs

  North American Towable RV net sales were $1.73 billion for the third quarter of fiscal 2021, compared to $773.4 million in the prior-year period. Of the increase in total towable RV net sales, $19.5 million was due to the acquisition of the Tiffin Group on December 18, 2020.
  North American Towable RV gross profit margin was 15.3% for the third quarter of fiscal 2021, compared to 14.1% in the prior-year period.
  North American Towable RV income before income taxes for the third quarter of fiscal 2021 was $167.7 million, compared to $49.3 million in the third quarter of last year.
  North American Towable RV backlog was $7.43 billion at April 30, 2021, as compared to $857.9 million as of April 30, 2020.

North American Motorized RVs

  North American Motorized RV net sales were $775.4 million for the third quarter of fiscal 2021, compared to $264.0 million in the prior-year period. Of the increase in total motorized RV net sales, $151.7 million was due to the acquisition of the Tiffin Group on December 18, 2020.
  North American Motorized RV gross profit margin was 12.4% for the third quarter of fiscal 2021, compared to 10.1% in the prior-year period.
  North American Motorized RV income before income taxes for the third quarter of fiscal 2021 was $54.8 million, compared to $10.9 million in the third quarter of last year.
  North American Motorized RV backlog was $3.55 billion at April 30, 2021, compared to $548.0 million as of April 30, 2020.

European RVs

  European RV net sales were $894.2 million for the third quarter of fiscal 2021, compared to $615.3 million in the prior-year period. The sales increase of $278.9 million includes $76.7 million due to the increase in foreign exchange rates since the prior-year period.
  European RV gross profit margin was 13.4% for the third quarter of fiscal 2021, compared to 10.2% in the prior-year period.
  European RV net income before income taxes for the third quarter of fiscal 2021 was $44.0 million, compared to a net loss before income tax of $0.2 million in the third quarter of last year.
  European RV backlog was $3.34 billion as of April 30, 2021, compared to $803.5 million as of April 30, 2020.

"Our third-quarter results reflect the continued strong demand for our RVs and the fact that we increased production volumes in each of our business segments to address the increased demand from our dealers. Our ability to ramp up production to address the increased demand from our dealers is reflected in our record results. For the third quarter of fiscal 2021, unit shipments increased by 113% for our North American Towable segment, 148% for our North American Motorized segment and nearly 34% for our European RV segment. While we reported excellent results, the supply chain continues to be a constraint for the RV industry and THOR Industries alike, limiting our ability to further increase production to meet increased levels of dealer demand. THOR Industries is implementing various supply chain strategies to minimize these constraints while also working closely with our suppliers," said Colleen Zuhl, THOR Industries' Senior Vice President and Chief Financial Officer.

"Working capital has increased year-to-date due to higher levels of accounts receivable as a result of strong sales, more unfinished units due to supply chain constraints, the introduction of new models which necessitate higher levels of on-hand raw materials including chassis, and the higher production rates which also necessitate higher levels of on-hand inventory. Year-to-date we have generated strong operating cash flows of $175.1 million even with the increase in working capital. We also successfully repriced our Senior Secured Term Loan B facility, which we estimate will generate cash interest savings of approximately $13 million on an annualized basis. We continue to effectively manage our balance sheet and liquidity with cash of $294.6 million and availability under our asset-based revolving credit facility of approximately $610 million as of April 30, 2021," concluded Zuhl.

Outlook

"We continue to see robust demand for our RVs and see no signs of demand slowing even as the economy recovers from the pandemic. The most recent RVIA forecast projects total North American wholesale RV shipments of approximately 576,100 units in calendar year 2021, representing an increase of 33.8% over 2020. We are focused on strategically increasing capacity and maximizing production efficiencies to fulfill the growing demand from our dealers. Ultimately, however, the number of THOR Industries units shipped in both fiscal and calendar 2021 depends on our ability to manage through the ongoing global supply chain issues. We have numerous team members throughout the organization focused on resolving near-term supply chain shortages while also pursuing long-term solutions to avoid potential future issues," said Martin.

"This is the first quarter in which Tiffin Group was fully included in our quarterly results, and I'd like to say that we are very pleased with the acquisition and with the Tiffin Team. The integration is going as planned, and we see a bright future for our combined companies.

"Looking ahead, we expect long-term health in the RV industry. We see the increased interest in the outdoors and RV lifestyle as a fundamental shift in consumer preferences, a shift that began before the pandemic and picked up steam over the last year. It is a trend we believe will continue to grow throughout our global marketspace. As one example of the underlying data supporting our optimism, we are seeing growth in two areas that have historically been frequent paths-to-purchase for the first-time RV buyer; outdoor camping and RV rentals. In its recently released 2021 annual camping report, Kampgrounds of America ("KOA") estimated that there were more than 10 million new households camping in calendar 2020 and estimated that an additional 4.3 million people will try camping in 2021 for the first time. KOA also projects that there will be 52.6 million camping households in 2021. In addition to new campers, the industry saw a sizeable increase in the number of RV rentals in 2020. The findings of THOR Industries 2020 RV Rental Study support the belief that those who rent an RV have a high propensity to eventually purchase an RV. These indicators, when combined with our robust order backlog and the historical 3 to 5-year trade-in cycle of current RV owners, reaffirm our belief that strong demand for THOR Industries products is sustainable over the coming months and years," concluded Martin.

Supplemental Earnings Release Materials

THOR Industries has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR Industries is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2021 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
SUMMARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($000's except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2021	% Net Sales (1)	2020	% Net Sales (1)	2021	% Net Sales (1)	2020	% Net Sales (1)

Net sales	$3,459,264		$1,681,735		$8,724,412		$5,843,653

Gross profit	$505,280	14.6%	$205,633	12.2%	$1,299,009	14.9%	$770,850	13.2%

Selling, general and administrative expenses	231,834	6.7%	128,147	7.6%	619,786	7.1%	478,968	8.2%

Amortization of intangible assets	30,480	0.9%	24,079	1.4%	87,110	1.0%	72,645	1.2%

Impairment charges	—	—%	—	—%	—	—%	10,057	0.2%

Interest expense, net	26,666	0.8%	26,021	1.5%	74,586	0.9%	79,331	1.4%

Other income (expense), net	16,379	0.5%	(6,157)	(0.4)%	25,430	0.3%	(5,123)	(0.1)%

Income before income taxes	232,679	6.7%	21,229	1.3%	542,957	6.2%	124,726	2.1%

Income tax provision (benefit)	49,960	1.4%	(1,555)	(0.1)%	113,409	1.3%	23,071	0.4%

Net income	182,719	5.3%	22,784	1.4%	429,548	4.9%	101,655	1.7%

Less: net (loss) attributable to non-controlling interests	(592)	—%	(1,284)	(0.1)%	(44)	—%	(2,151)	—%

Net income attributable to THOR Industries, Inc.	$183,311	5.3%	$24,068	1.4%	$429,592	4.9%	$103,806	1.8%

Earnings per common share
Basic	$3.31		$0.44		$7.77		$1.88
Diluted	$3.29		$0.43		$7.72		$1.88

Weighted-avg. common shares outstanding – basic	55,366,241		55,198,756		55,323,080		55,163,943
Weighted-avg. common shares outstanding – diluted	55,723,378		55,392,982		55,615,107		55,337,665

(1)	Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	April 30, 2021	July 31, 2020		April 30, 2021	July 31, 2020
Cash and equivalents	$297,462	$541,363	Current liabilities	$1,951,921	$1,515,281
Accounts receivable, net	1,014,148	814,227	Long-term debt	1,718,127	1,652,831
Inventories, net	1,484,054	716,305	Other long-term liabilities	285,997	257,779
Prepaid income taxes, expenses and other	50,124	30,382	Stockholders' equity	2,757,922	2,345,569
Total current assets	2,845,788	2,102,277
Property, plant & equipment, net	1,158,380	1,107,649
Goodwill	1,577,828	1,476,541
Amortizable intangible assets, net	976,261	914,724
Deferred income taxes and other, net	155,710	170,269
Total	$6,713,967	$5,771,460		$6,713,967	$5,771,460

Contact
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912